SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Full year 2015 net revenue was $2.975 billion.

•	Full year 2015 net income was $347.7 million, or $2.03 per diluted share.

•	Full year 2015 Adjusted net income[1] was $472.0 million, or $2.75 per diluted share.

Almelo, the Netherlands – February 02, 2016 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2015.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2015

Net revenue for the fourth quarter 2015 was $726.5 million, an increase of $21.2 million, or 3.0%, from net revenue for the fourth quarter 2014 of $705.3 million. Net income for the fourth quarter 2015 was $218.3 million, or $1.27 per diluted share. This compares to net income for the fourth quarter 2014 of $69.5 million, or $0.41 per diluted share. Adjusted net income1 for the fourth quarter 2015 of $113.3 million was 15.6% of net revenue, or $0.66 per diluted share. This compares to Adjusted net income1 for the fourth quarter 2014 of $97.7 million which was 13.9% of net revenue, or $0.57 per diluted share. Integration charges related to acquisitions were $8.8 million in the fourth quarter of 2015.

Net revenue for the full year ended December 31, 2015 was $2.975 billion, an increase of $565.2 million, or 23.5%, from $2.410 billion for the full year ended December 31, 2014. Net income for the full year ended December 31, 2015 was $347.7 million, or $2.03 per diluted share. This compares to net income for the full year ended December 31, 2014 of $283.7 million, or $1.65 per diluted share. Adjusted net income1 for the full year ended December 31, 2015 of $472.0 million was 15.9% of net revenue, or $2.75 per diluted share. This compares to Adjusted net income1 for the full year ended December 31, 2014 of $410.3 million which was 17.0% of net revenue, or $2.38 per diluted share. Integration charges related to acquisitions were $20.9 million for the full year 2015.

"Sensata delivered productivity gains, profitability improvements and solid financial performance in the fourth quarter in line with expectations,” said Martha Sullivan, President and Chief Executive Officer. “Revenue continues to grow at a double-digit pace; Sensata delivered 14% compound annual revenue growth in the 5 years between 2010 to 2015. Executing on Sensata’s proven acquisition integration playbook will drive near-term earnings growth even in a low-growth environment. We initiate our 2016 financial guidance with adjusted EPS of $2.87 at the midpoint, an increase of 4% year over year and 11% on a constant currency basis.”

The Company incurred $53.0 million, or 7.3% of net revenue, of research, development and engineering related costs in the fourth quarter of 2015 and $220.6 million, or 7.4% of net revenue,

in the full year ended December 31, 2015. These costs reside in the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company recorded an income tax provision of $(174.4) million for the fourth quarter 2015. Approximately $10.5 million of the provision, or 6.8% of Adjusted EBIT, related to taxes that are payable in cash and approximately $(184.9) million related to deferred income tax expense and other income tax expense. For the full year ended December 31, 2015, cash taxes were approximately $36.5 million, or 5.8% of Adjusted EBIT.

The Company’s ending cash balance at December 31, 2015 was $342.3 million. During the full year 2015, the Company generated cash of $533.1 million from operations, used cash of $1,166.4 million for investing activities, and generated cash of $764.2 million from financing activities.

The Company’s total indebtedness at December 31, 2015 was $3.6 billion. The Company’s Net debt2 was $3.3 billion resulting in a Net leverage ratio2 of 4.6X.

On February 1, 2016, the Company's Board of Directors amended the terms of an outstanding authorized share buyback program in order to reset the amount available for share repurchases to $250 million.

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2015	2014	2015	2014
Performance Sensing net revenue	$572,145	$549,308	$2,346,226	$1,755,857
Performance Sensing profit from operations	$150,862	$142,672	$598,524	$475,943
% of Performance Sensing net revenue	26.4%	26.0%	25.5%	27.1%

Sensing Solutions net revenue	$154,326	$155,953	$628,735	$653,946
Sensing Solutions profit from operations	$48,675	$48,546	$199,744	$202,115
% of Sensing Solutions net revenue	31.5%	31.1%	31.8%	30.9%

Guidance

For the full year 2016, the Company anticipates net revenue of $3.140 to $3.280 billion which, at the midpoint, represents growth of 7.9% compared to the full year 2015 net revenue of $2.975 billion. In addition, the Company expects Adjusted net income1 of $470 million to $515 million, or $2.74 to $3.00 per diluted share for the full year 2016. At the midpoint, this represents 4.2% growth compared to full year 2015 Adjusted net income1 per diluted share of $2.75. This guidance assumes a diluted share count of 171.7 million for the full year 2016.

The Company anticipates net revenue of $770 million to $810 million for the first quarter 2016, which, at the midpoint, represents growth of 5.2% compared to the first quarter 2015 net revenue of $750.7 million. In addition, the Company expects Adjusted net income1 of $104 million to $114 million, or $0.61 to $0.67 per diluted share, for the first quarter 2016. This compares to first quarter 2015 Adjusted net income per diluted share of $0.65. This guidance assumes a diluted share count of 171.5 million for the first quarter of 2016.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Net leverage ratio represents Net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Webcast

The Company will conduct a webcast today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2015. The live webcast including accompanying presentation slides and a replay will be available on the investor relations page of the Company’s website at http://investors.sensata.com. In addition, the U.S. dial in number for the webcast is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 26760617.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in fifteen countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business strategies.  Such forward-looking statements include, among other things, the Company’s anticipated results for the first quarter and full year of 2016.  Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require the Company to lower prices or result in reduced demand for the Company's products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with the Company’s non-US operations and international business; litigation and disputes involving the Company, including the extent of intellectual property, product liability, warranty and recall claims asserted against the Company; risks associated with the Company's historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with the Company’s substantial indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net revenue	$726,471	$705,261	$2,974,961	$2,409,803
Operating costs and expenses:
Cost of revenue	476,657	469,749	1,977,799	1,567,334
Research and development	30,872	26,497	123,666	82,178
Selling, general and administrative	67,724	71,810	271,361	220,105
Amortization of intangible assets	50,564	46,142	186,632	146,704
Restructuring and special charges	9,495	14,745	21,919	21,893
Total operating costs and expenses	635,312	628,943	2,581,377	2,038,214
Profit from operations	91,159	76,318	393,584	371,589
Interest expense,net	(41,597)	(36,041)	(137,626)	(106,104)
Other, net	(5,682)	(7,951)	(50,329)	(12,059)
Income before taxes	43,880	32,326	205,629	253,426
(Benefit from)/provision for income taxes	(174,409)	(37,194)	(142,067)	(30,323)
Net income	$218,289	$69,520	$347,696	$283,749

Net income per share:
Basic	$1.28	$0.41	$2.05	$1.67
Diluted	$1.27	$0.41	$2.03	$1.65

Weighted-average ordinary shares outstanding:
Basic	170,265	169,063	169,977	170,113
Diluted	171,513	171,032	171,513	172,217

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended

	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$218,289	$69,520	$347,696	$283,749
Other comprehensive (loss)/income, net of tax:
Net unrealized (loss)/gain on derivative instruments designated and qualifying as cash flow hedges	(668)	3,093	(13,726)	25,190
Defined benefit and retiree healthcare plans	(1,276)	(3,461)	(516)	(3,831)
Other comprehensive (loss)/income	(1,944)	(368)	(14,242)	21,359
Comprehensive income	$216,345	$69,152	$333,454	$305,108

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$342,263	$211,329
Accounts receivable, net of allowances	467,567	444,852
Inventories	358,701	356,364
Deferred income tax assets	—	15,301
Prepaid expenses and other current assets	109,392	90,918
Total current assets	1,277,923	1,118,764
Property, plant and equipment, net	694,155	589,484
Goodwill	3,019,743	2,424,795
Other intangible assets, net	1,262,572	910,774
Deferred income tax assets	26,417	16,750
Deferred financing costs	38,345	29,102
Other assets	18,100	26,940
Total assets	$6,337,255	$5,116,609

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$300,439	$145,979
Accounts payable	290,779	287,800
Income taxes payable	21,968	7,516
Accrued expenses and other current liabilities	251,989	222,781
Deferred income tax liabilities	—	13,430
Total current liabilities	865,175	677,506
Deferred income tax liabilities	390,490	362,738
Pension and post-retirement benefit obligations	34,314	35,799
Capital lease and other financing obligations, less current portion	36,219	45,113
Long-term debt, net of discount, less current portion	3,302,678	2,650,744
Other long-term liabilities	39,803	41,817
Total liabilities	4,668,679	3,813,717
Total shareholders’ equity	1,668,576	1,302,892
Total liabilities and shareholders’ equity	$6,337,255	$5,116,609

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net income	$347,696	$283,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	96,051	65,804
Amortization of deferred financing costs and original issue discounts	6,456	5,118
Currency remeasurement gain on debt	(1,924)	(771)
Share-based compensation	15,326	12,985
Loss on debt financing	34,335	3,750
Amortization of inventory step-up to fair value	1,820	5,576
Amortization of intangible assets	186,632	146,704
Deferred income taxes	(179,009)	(59,156)
Gain from insurance proceeds	—	(2,417)
Unrealized loss on hedges and other non-cash items	1,334	5,003
Increase (decrease) from changes in operating assets and liabilities, net of effects of acquisitions	24,414	(83,777)
Net cash provided by operating activities	533,131	382,568

Cash flows from investing activities:
Acquisition of CST, net of cash received	(996,871)	—
Acquisition of Schrader, net of cash received	(958)	(995,315)
Other acquisitions, net of cash received	3,881	(298,423)
Additions to property, plant and equipment and capitalized software	(177,196)	(144,211)
Insurance proceeds	—	2,417
Proceeds from sale of assets	4,775	5,467
Net cash used in investing activities	(1,166,369)	(1,430,065)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	19,411	24,909
Proceeds from issuance of debt	2,795,120	1,190,500
Payments on debt	(2,000,257)	(76,375)
Repurchase of ordinary shares from SCA	—	(169,680)
Payments to repurchase ordinary shares	(50)	(12,094)
Payments of debt issuance costs	(50,052)	(16,330)
Net cash provided by financing activities	764,172	940,930
Net change in cash and cash equivalents	130,934	(106,567)
Cash and cash equivalents, beginning of period	211,329	317,896
Cash and cash equivalents, end of period	$342,263	$211,329

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2015	2014	2015	2014
Performance Sensing	78.8%	77.9%	78.9%	72.9%
Sensing Solutions	21.2%	22.1%	21.1%	27.1%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2015	2014	2015	2014
Americas	40.5%	41.0%	40.9%	39.9%
Europe	32.6%	31.3%	33.4%	29.3%
Asia	26.9%	27.7%	25.7%	30.8%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2015	2014	2015	2014
European automotive	26.3%	25.5%	27.4%	24.3%
North American automotive	20.8%	20.4%	21.5%	17.6%
Asian automotive	19.6%	18.9%	17.6%	19.7%
Rest of world automotive	0.7%	1.4%	0.9%	0.8%
Heavy vehicle off-road	12.0%	12.9%	12.3%	12.6%
Appliance and heating, ventilation and air-conditioning	5.2%	6.3%	5.8%	7.9%
Industrial	6.9%	6.6%	6.5%	7.4%
All other	8.5%	8.0%	8.0%	9.7%
Total	100.0%	100.0%	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before certain restructuring and special charges, costs associated with financing and other transactions, deferred (gain)/loss on other hedges, depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory, deferred income tax and other tax (benefit)/expense, amortization of deferred financing costs, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the three months and full year ended December 31, 2015 and 2014.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2015	2014	2015	2014

Net income	$218,289	$69,520	$347,696	$283,749
Restructuring and special charges	10,651	5,895	42,332	9,552
Financing and other transaction costs	14,395	13,094	43,850	18,594
Deferred (gain)/loss on other hedges	(174)	2,509	11,864	(915)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	53,313	50,784	193,370	155,785
Deferred income tax and other tax (benefit)/expense	(184,889)	(45,623)	(173,550)	(61,588)
Amortization of deferred financing costs	1,701	1,513	6,456	5,118
Total adjustments	$(105,003)	$28,172	$124,322	$126,546
Adjusted net income	$113,286	$97,692	$472,018	$410,295
Weighted average diluted shares outstanding used in Adjusted net income per diluted share calculation	171,513	171,032	171,513	172,217
Adjusted net income per diluted share	$0.66	$0.57	$2.75	$2.38

The Company’s definition of Adjusted net income includes the current tax expense/(benefit) that will be payable/(realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.2) million and $(0.6) million for the three months and full year ended December 31, 2015, respectively; Restructuring and special charges: $(0.1) million and $(2.1) million for the three months and full year ended December 31, 2015, respectively. Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.2) million and $(1.3) million for the three months and full year ended December 31, 2014, respectively; Restructuring and special charges: $(1.1) million and $(1.4) million for the three months and full year ended December 31, 2014.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the three months and full year ended December 31, 2015 and 2014.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2015	2014	2015	2014

Cost of revenue	$9,379	$8,409	$41,359	$12,689
Selling, general and administrative	7,301	11,390	18,623	17,921
Amortization of intangible assets	48,958	44,661	181,132	143,604
Restructuring and special charges	3,924	1,563	14,520	5,967
Interest expense	10,498	3,388	15,253	6,993
Other, net	(174)	4,384	31,985	960
(Benefit from)/provision for income taxes	(184,889)	(45,623)	(178,550)	(61,588)
Total adjustments	$(105,003)	$28,172	$124,322	$126,546

The following unaudited table reconciles the Company’s Projected GAAP earnings per diluted share to Projected Adjusted net income per diluted share for the first quarter ended March 31, 2016 and full year ended December 31, 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2016		Full year ended December 31, 2016
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.25	$0.31	$1.34	$1.58
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory	0.30	0.30	1.17	1.17
Deferred income tax and other tax expense	0.06	0.06	0.23	0.23
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.62	$0.68	$2.78	$3.02
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	171,500	171,500	171,700	171,700

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended September 30, 2015. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used may change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods to conform to current period presentation.

Contact:

Investors:	News Media:
Jacob Sayer	Alexia Taxiarchos
(508) 236-3800	(508) 236-1761
investors@sensata.com	ataxiarchos@sensata.com